Exhibit 10.2
[Execution Copy]
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT dated as of May 8, 2006 (this “Agreement”), by and amongst Lottomatica S.p.A., an Italian corporation (the “Company”), GTECH Corporation, a Delaware corporation (“GTECH”), an indirect wholly-owned subsidiary of the Company, and DONALD R. SWEITZER (“Executive”).
     WHEREAS, Executive is currently an executive officer employed by GTECH Holdings Corporation, a Delaware corporation and GTECH Corporation;
     WHEREAS, pursuant to the terms of an Agreement and Plan of Merger, dated as of January 10, 2006, the Company is acquiring 100% of the outstanding capital stock of GTECH Holdings Corporation, effective as of the Closing as such term is defined in such agreement (the “Merger”), and
     WHEREAS, the Company desires GTECH to continue to employ Executive as an executive officer of GTECH, and Executive agrees to continue to be employed by GTECH as an executive officer of GTECH, subject to the terms and conditions set forth below.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:
     1. Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the following meanings:
     “Act” means the Securities Exchange Act of 1934, as amended to date.
     “Affiliate” shall mean any joint venture or other entity in which the Company or any of its subsidiaries has an equity interest of at least 20%.
     “Annual Cash Compensation” means the most recent annualized Base Salary paid or payable to Executive plus the average Performance Bonus paid or payable to Executive by the Company or GTECH for the three most recent completed fiscal years of employment. For the purposes of calculating Annual Cash Compensation, Base Salary shall include any elective salary reductions made by Executive and contributed by the Company on Executive’s behalf to the Company’s retirement plans.
     “Board” means the Board of Directors of GTECH.
     “Cause” means any of the following:
(i)	any grossly negligent and/or willful failure by Executive to substantially perform his duties;

(ii)	Executive’s engaging in serious misconduct which is injurious to GTECH or its affiliates or breaching any of GTECH’s ethics and compliance policies (unless, in its sole discretion, the Board determines that the breach is immaterial, inadvertent and subject to cure under Section 8(b) hereof without harm to GTECH or its affiliates) as from time to time implemented by GTECH;

(iii)	any material breach by Executive of the terms of Sections 10, 11 or 14(a) hereof,

(iv)	Executive’s having been convicted of, or pleading nolo contendere to, a crime that constitutes a felony or is a gaming or gambling-related offense; or

(v)	Executive’s use of illegal drugs or abuse of other controlled substances or his habitual intoxication.
     “Change in Control” means the happening of any of the following:
(i)	any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Act, but excluding the Investor, the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Act), directly or indirectly, of securities of the Company representing (i) 30% or more of the combined voting power of the Company’s then outstanding securities and (ii) a greater percentage of the combined voting power of the Company’s then outstanding securities than Investor;

(ii)	the stockholders of the Company or GTECH shall approve a definitive agreement (1) for the merger or other business combination of the Company or GTECH with or into another corporation if (A) in the case of a merger or other business combination of the Company only, a majority of the directors of the surviving corporation were not directors of the Company immediately prior to the effective date of such merger or (B) the stockholders of the Company or GTECH, as the case may be, immediately prior to the effective date of such merger, together with Investor, the Company and any of their respective affiliates, beneficially own, directly or indirectly, less than 50% of the combined voting power in the then outstanding securities in such surviving corporation; or (2) for the sale or other disposition of all or substantially all of the assets of the Company or GTECH to an entity, person or group of entities or persons that are not at least 50% beneficially owned, directly or indirectly, by the Company, GTECH and/or the Investor and/or any of its affiliates; or

(iii)	the purchase of 30% or more of the Shares pursuant to any tender or exchange offer made by any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Act), other than the Investor, the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates, unless Investor and its Affiliates

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beneficially own a greater percentage of the combined voting power of the Company’s then outstanding securities than such “person” or “group.”
     “Change of Control Date” means the date on which a Change in Control occurs, provided however that if a Change in Control occurs and if Executive’s employment with GTECH is terminated by GTECH prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then the “Change of Control Date” shall mean the date immediately prior to the date of such termination.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Committee” means the Remuneration Committee of the Board.
     “Disability” means the inability (as determined by the Board in its sole discretion after affording Executive a reasonable opportunity to present his case) of Executive to render his agreed-upon, full-time services to GTECH due to physical and/or mental infirmity.
     “Effective Date” means the date on which the Merger is consummated.
     “Expiration Date” means the latest date upon which stock options granted to Executive would be exercisable under its grant terms if Executive had remained employed with GTECH through such date.
     “Family” means Executive’s spouse and dependant children.
     “Good Reason” means any of the following events (subject to the notice and cure provisions of Section 8(c) hereof):
(iv)	the assignment to Executive of duties and/or responsibilities that are materially inconsistent with those associated with Executive’s position as stated in Sections 4(a) and 4(b) hereof, excluding any interim relieving of Executive’s duties pursuant to Section 8(b);

(v)	The Company’s or GTECH’s failure to pay Executive any amounts otherwise vested and due hereunder or under any plan or policy of the Company or GTECH; or

(vi)	any material breach of this Agreement by GTECH or the Company.
     “Investor” shall mean De Agostini, S.p.A. and its affiliates.
     “Performance Bonus” means the actual amount of a performance bonus recommended by the Committee and approved by the Board payable to Executive with respect to the relevant fiscal year in accordance with Section 5(b) hereof.
     “Prorated Performance Bonus” means the portion of the Performance Bonus, if any,

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that is payable with respect to a fiscal year which becomes due after a termination of this Agreement under Sections 5(c) or 9(b) hereof. The Prorated Performance Bonus will be calculated as follows: the Committee shall (a) determine the Performance Bonus to which Executive would have been entitled, had Executive been employed for the entire fiscal year, in accordance with Section 5(b)(i) hereof; (b) divide that amount by 52 to produce a Weekly Amount; and (c) multiply the Weekly Amount by the number of weeks during the relevant fiscal year that Executive was employed by GTECH.
     “Retirement” means Executive’s termination of his employment at or after the 2nd anniversary of the Effective Date.
     “Retirement Factor” means the sum of Executive’s age and years of continuous full-time employment with GTECH or any affiliate, including Executive’s employment with GTECH or any affiliate prior to the Effective Date, at the time of Executive’s Retirement.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Senior Executives” means such executives of GTECH as constitute, from time-to-time, the “executive officers” of GTECH.
     “Shares” means ordinary shares of the Company.
     2. Employment of Executive.
     GTECH hereby agrees to continue to employ Executive, and Executive agrees to continue to be employed by GTECH, to render services to GTECH and its subsidiaries, affiliates and divisions for the period, at the rate of compensation and upon the other terms and conditions set forth in this Agreement.
     3. Term.
     The term of Executive’s engagement hereunder shall commence on the Effective Date, and shall continue for a period of two (2) years, provided that the Term may be extended at Executive’s option for an additional year (for a maximum of three extension years) by providing written notice to the Company and GTECH no later than sixty (60) days prior to the anniversary of the relevant Effective Date (the “Term”). The Term is subject to earlier termination as hereinafter provided in Section 8 hereof, and the compensation, benefits, etc., if any, payable upon termination shall be as set forth in Section 5(c) or 9 hereof.
     4. Position, Duties and Place of Employment.
          (a) Position and Duties. During the Term, Executive shall be retained and shall serve as the Senior Vice President, Public Affairs and Global Business Development of GTECH, and in furtherance of his duties as described herein, Executive also agrees to serve, if elected, as a director and/or officer of any subsidiary or affiliate of GTECH, including but not limited to GTECH.

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          (b) During the Term, Executive shall have the authority and power to perform such duties consistent with his position as the Senior Vice President, Global Business Development & Public Affairs of GTECH.
          (c) Executive shall not be required without his consent to undertake responsibilities not commensurate with his position. Executive shall comply fully and promptly with the various policies, procedures and rules governing employees promulgated and/or as amended from time to time by GTECH and any applicable subsidiary or affiliate of GTECH (including, without limitation, GTECH’s Regulations for the Management of Confidential Information and GTECH’s Internal Rules Governing Intra-Group Transactions and Transactions with Other Related Parties) and with any applicable disclosure and other requirements of any governmental authority and of any other entity with which GTECH, its subsidiaries and affiliates are doing or propose to do business. Except for illness, vacations, and holidays in accordance with then-current GTECH policy, and (subject to the approval of the Chief Executive Officer of GTECH) reasonable leaves of absence, Executive shall devote his full business time, attention, skill, undivided loyalty and best efforts to the faithful performance of his duties hereunder; provided, however, that Executive may, as long as such activities do not interfere with the performance of Executive’s responsibilities: (i) with the prior approval of the Chief Executive Officer of GTECH, serve (and retain any compensation with respect to such service) on corporate, civic and charitable boards and committees and (ii) deliver lectures and fulfill speaking engagements.
          (d) Principal Place of Employment. Executive’s principal place of employment shall be located within the State of Rhode Island. Notwithstanding the foregoing, Executive understands that he may be required to spend substantial time in Italy during the Term.
     5. Compensation and Reimbursement of Expenses
          (a) Base Salary. For the services rendered by Executive in his capacity as the Senior Vice President, Public Affairs and Global Business Development of GTECH during the Term, GTECH shall pay or cause to be paid to Executive as compensation a salary at an annual rate of US $355,000, payable in equal installments not less frequently than monthly through GTECH’s standard payroll practices. Executive hereby expressly waives any and all of his rights to any further fees or payments for the offices as a director and/or officer of GTECH’s subsidiaries and affiliates which may be held by him during the Term, and agrees to confirm such waiver before the appropriate corporate bodies of each such company upon request of the Board.
          (b) Performance Bonus.
               (i) With respect to each fiscal year of GTECH during the Term, Executive shall be eligible to earn a Performance Bonus at the discretion of the Board or the Committee. The amount of the Performance Bonus, if any, for a given fiscal year shall be determined by the Board or the Committee in accordance with the performance metrics and business objectives included in GTECH annual bonus plan for Senior Executives, as approved annually in the discretion of the Board or the Committee. Under the Plan, Executive’s performance will be measured against an established set of targets for each fiscal year, and

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depending upon performance against those targets, Executive will be eligible to receive a bonus in the range of 0% to 180% of Base Salary. The annual target Performance Bonus will be 90% of Base Salary.
               (ii) Bonus payments for GTECH are normally made in April or May of each year for the preceding fiscal year ending in December, subject to the provisions of Section 409A of the Code.
               (iii) Nothing contained in this Agreement constitutes a guarantee that the Board will award Executive a Performance Bonus for any given fiscal year.
          (c) Change of Control.
               (i) In the event Executive’s employment is terminated by GTECH for any reason other than Cause, or in the event Executive resigns for Good Reason within eighteen months after either (A) the effectiveness of the Merger or (B) the Change of Control Date, GTECH will pay Executive, as liquidated damages, a lump sum cash payment in lieu of the severance payments provided under Section 9(b) hereof, payable within ten (10) days of Executive’s termination, equal to two and ninety-nine hundredths (2.99) times the sum of (A) Executive’s current annual Base Salary in effect at the date of termination (including in base salary for this purpose any elective salary reductions made by Executive and contributed by GTECH on Executive’s behalf to GTECH’s retirement plan, any non-qualified plan, or a plan meeting the requirements of Section 125 of the Code), plus (B) the average Performance Bonus paid or payable to Executive from GTECH for the three (3) most recent full fiscal years of GTECH, plus (C) the maximum amount allowable under the GTECH Executive Perquisite Program or any substitute or replacement program adopted by GTECH during the most recent calendar year of GTECH. In addition, GTECH shall pay Executive within 10 days after such termination (i) his Base Salary accrued through the date of such termination at the rate in effect immediately prior to such date; (ii) any accrued but unpaid Performance Bonus under Section 5(b) hereof for the prior fiscal year; (iii) any Prorated Performance Bonus up to the date of such termination calculated by reference to Executive’s target Performance Bonus, as determined by the Committee for the current fiscal year; and (iv) any other amounts to which Executive is entitled under the terms of Sections 5 and 6 hereof up to the date of such termination. The payment of any Performance Bonus or Prorated Performance Bonus after such termination shall be made in cash, notwithstanding the provisions of Section 5(b)(i) hereof.
               (ii) In the event of a termination described in Section 5(c)(i) above, Executive, together with Executive’s dependents and beneficiaries, will become fully vested in and continue following Executive’s termination to participate fully in, at no additional cost to Executive, all life insurance plans, accident and health plans and other welfare plans, maintained or sponsored by GTECH immediately prior to the termination, at the same level and subject to terms at least as favorable to Executive as in effect immediately prior to termination (or the full value thereof in cash) from GTECH, until the third anniversary of termination. Executive will also become fully vested in all non-qualified retirement plans, and within thirty (30) days of Executive’s termination of employment, GTECH shall pay to Executive the sum of (i) all benefits accrued under the any non-qualified plans and (ii) an amount equal to 2.99 times the average benefit accrued and/or Company or GTECH contributions made to the retirement plans

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and the non-qualified plans over the last three fiscal years prior to termination. Additionally, to the extent Executive is not fully vested in all Company or GTECH qualified retirement plans, Executive shall receive a payment equal to any unvested portion of such retirement plans. In addition, in the event of a Change in Control (other than the Merger) prior to the Executive’s termination of employment, any Shares not yet issued and transferred to Executive pursuant to Sections 6(c) or 6(d) hereof shall be promptly issued and transferred to Executive whether or not he has satisfied the performance and employment requirements set forth therein and any and all Cash-Based Awards (as defined in Section 6(e) hereof) and stock options granted to Executive that have not yet become vested and exercisable shall become vested and exercisable.
          (iii) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company or GTECH to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise-Tax”), whether in connection with the Merger or any Change in Control, then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payments. GTECH shall pay to Executive any Gross-Up Payments required as a result of Excise Taxes payable by Executive arising from the Merger.
          (iv) All determinations required to be made under this Section 5(c), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such other nationally recognized certified public accounting firm as may be designated by Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to GTECH and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by GTECH. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by GTECH. Any Gross-Up Payment, as determined pursuant to this Section 5(c), shall be paid by GTECH to Executive within five days of the receipt of the Accounting Firm’s determination. Subject to the remainder of this Section 5(c), any determination by the Accounting Firm shall be binding upon GTECH and Executive. As a result of the uncertainty in the application of Section 280G and Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by GTECH should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that GTECH exhausts its remedies and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm

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shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by GTECH to or for the benefit of Executive (so as to fully extinguish Executive’s tax liability for the Payments including all interest and penalties).
          (v) Executive shall notify GTECH in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by GTECH of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise GTECH of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to GTECH (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If GTECH notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:
     (A) give GTECH any information reasonably requested by GTECH relating to such claim,
     (B) take such action in connection with contesting such claim as GTECH shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by GTECH,
     (C) cooperate with GTECH in good faith in order effectively to contest such claim, and
     (D) permit GTECH to participate in any proceedings relating to such claim;
provided, however, that GTECH shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), GTECH shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as GTECH shall determine; provided, however, that if GTECH directs Executive to pay such claim and sue for a refund, GTECH shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, GTECH’s control of

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the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
               (vi) If, after the receipt by Executive of an amount advanced by GTECH pursuant to Section 5(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to GTECH’s complying with the requirements of Section 5(c)) promptly pay to GTECH the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by GTECH pursuant to Section 5(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and GTECH does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
          (d) Reimbursement of Expenses. Consistent with GTECH’s established policies, GTECH shall pay or reimburse Executive for all reasonable and necessary travel and other expenses of Executive incurred by Executive in performing his duties hereunder upon receipt of appropriate written substantiation of such expenses.
          (e) Housing. If deemed necessary by the Chief Executive Officer of the Company for the performance of Executive’s duties hereunder, the Company shall make available to Executive at no cost to Executive rental or other short-term housing near the Company’s Rome headquarters.
     6. Benefits.
          (a) Benefits. Except as otherwise expressly provided herein, Executive shall be entitled to receive, during the Term, benefits substantially similar to the level of benefits provided generally to Senior Executives under any benefit plan, program or arrangement of GTECH in effect, subject to Executive’s meeting the eligibility requirements of such plans, programs or arrangements, and in the case of benefit plans, programs or arrangements providing for discretionary grants or awards, to the discretion of the Board or applicable committee.
          (b) Stock Options. Executive shall receive the following stock options in accordance with the following terms and conditions:
               (i) Executive shall be eligible for consideration by the Committee for annual grants of stock options under the Company’s stock option or equity compensation plans existing on the date of this Agreement or established hereafter (each being referred to as a “Long Term Incentive Plan”), in the sole discretion of the Committee.
               (ii) All grants of stock options under this Agreement are subject to and conditioned upon the Company obtaining all necessary shareholder approvals, if any, which the Company shall use all reasonable efforts to obtain.

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          (c) Grant of Shares. Not less than 35% of the calculated value of annual long term incentive awards under a Long Term Incentive Plan shall be provided to Executive in the form of an award of fully-vested Shares. The foregoing awards of fully-vested Shares will be subject to all the terms of the applicable Long Term Incentive Plan. It is intended that the foregoing awards of Shares will be valued on the dates of grant of such awards, but will provide that such Shares will only be issued and transferred to the Executive upon the future achievement of certain target performance goals to be determined by the Company consistent with its equity compensation policies for Senior Executives, and provided that the Executive is continuously employed by GTECH. Notwithstanding the foregoing, the Company may grant the foregoing Shares on such other basis as is consistent with its Share grants to other Senior Executives of the Company.
          (d) Initial Award of Stock Options and Shares. As a result of the Merger, all GTECH long term incentives will have vested. Accordingly, GTECH will not have granted 2006 long-term incentive awards. In recognition thereof, and in replacement of such 2006 long-term incentive awards, the Company shall award to Executive total long term compensation of US $1,125,000 as consideration for the normal annual GTECH grant. The value of such award on the date of grant will be split 65% stock options and 35% Shares (the “Performance Shares”) using traditional Black Scholes option pricing. Such award shall be made within sixty (60) days of the Effective Date under the terms of a Long Term Incentive Plan, provided that for purposes of meeting any applicable vesting requirements, the award shall be treated as made on the Effective Date. The foregoing award of stock options will vest consistent with similar option grants of the Company to Senior Executives. It is intended that the foregoing award of Performance Shares will be valued on the date of grant but will provide that such Performance Shares will, except as otherwise provided in Section 9(d), only be issued and transferred to the Executive upon the future achievement of certain target performance goals to be determined by the Company consistent with its equity compensation policies for Senior Executives, and provided that the Executive is continuously employed by GTECH for the specified performance period. Additionally, the Company will grant the Executive (i) a retention equity award of 16,000 fully-vested Shares (the “Non-Performance Shares”) in two (2) annual installments to be issued and transferred in equal amounts to the Executive on the first and second anniversaries of the Effective Date, and (ii) a retention equity award of 8,000 fully-vested Shares for each additional year of employment, for a maximum of three (3) extension years, pursuant to Section 3 hereof, provided that the Executive will not, except as otherwise provided in Section 9(d), be entitled to the issuance and transfer of such Shares on any such date unless the Executive is continuously employed by GTECH up to and including each such date. Such award of Non-Performance Shares shall be made within sixty (60) days of the Effective Date, provided that for purposes of meeting any applicable vesting requirements, the award shall be treated as made on the Effective Date.
          (e) Cash-Based Awards. The Company reserves the right to substitute, in its discretion, awards payable in cash for the stock option and Share awards described in Sections 6(b), (c) and (d) above. Such cash awards (i) shall be in the form of stock appreciation rights (in the case of stock option grants) or restricted share units (in the case of Share awards) of equal value as the stock options or Share awards they are being substituted for, (ii) shall have vesting schedules no less advantageous to Executive as the stock options or Share awards they are being

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substituted for, and (iii) shall provide for payment of such restricted share unit awards to Executive immediately upon vesting. Any award granted pursuant to this Section 6(e) shall hereinafter be referred to as a Cash-Based Award.
          (f) Dividend Equivalent Awards. With respect to the award of Shares pursuant to Section 6(c) and (d) above, the Executive will be entitled to an award of additional Shares equal to the value of any dividends or other distributions declared by the Company with respect to such Shares between the effective date of the grants applicable to such Shares and the transfer of such Shares to the Executive in accordance with the provisions of Sections 5(c), 6(c), 6(d), 9(c) and 9(d) hereof. All Shares issued pursuant to this Section 6(f) shall be (i) valued at the price per ordinary share as of the close of business on the effective date of such dividend or distribution and (ii) will only be issued and transferred to the Executive when and if the Shares for which the dividend or distribution was made are issued and transferred to Executive pursuant to Sections 5(c), 6(c), 6(d), 9(c) or 9(d) hereof.
          (g) Certain Specific Benefits and Arrangements. Without limiting the generality of subsection (a) above (except as may otherwise be specified in Appendix A hereto), Executive shall be entitled to the specific benefits and arrangements set forth in Appendix A hereto.
          (h) Indemnification. GTECH shall defend and hold Executive, to the extent Executive is a defendant, target or witness, harmless to the fullest extent permitted by applicable law and the organizational documents of GTECH in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by Executive of services for, or action of Executive as a director, officer or employee of GTECH or any parent, subsidiary or affiliate of GTECH, or of any other person or enterprise at GTECH’s request. To the extent permitted by law and by the organizational documents of GTECH, expenses incurred by Executive in defending a claim, action, suit or investigation or criminal proceeding shall be paid by GTECH in advance of the final disposition thereof upon the receipt by GTECH of an undertaking by or on behalf of Executive to repay said amount unless it shall ultimately be determined that Executive is entitled to be indemnified hereunder. This Section 6(h) shall not apply to a non-derivative action commenced by GTECH against Executive.
     7. Benefits Payable During Term Upon Disability.
          (a) Disability Benefits. In the event of Disability of Executive during the Term of his employment hereunder, GTECH shall continue to pay Executive the compensation and extend to him the benefits provided in Sections 5 and 6 hereof during the period of Disability, subject to Section 9(e) hereof and to the extent permitted by applicable law, provided that in the event of Executive’s Disability for an aggregate period of time exceeding 150 calendar days in any 12 consecutive month period during the Term, GTECH, at its election, may terminate the Term of Executive’s employment, and Executive shall receive the compensation as set forth in Sections 9(b) and 9(d) hereof.
          (b) Services During Disability. During the Term, notwithstanding any Disability, Executive shall, to the extent that he is physically and mentally able to do so, furnish information and assistance to GTECH, and, in addition, upon the reasonable request in writing of

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the Chief Executive Officer of GTECH, or a senior executive officer designated by the Chief Executive Officer of GTECH, from time to time, he shall make himself available to GTECH and its subsidiaries and affiliates to undertake reasonable assignments consistent with his position and his physical and mental health.
     8. Termination of Employment.
          (a) Expiration and Earlier Termination. Executive’s Term of employment shall terminate upon expiration of the Term (which shall include any extensions under Section 3) and shall be subject to earlier termination:
               (i) upon the death of Executive;
               (ii) at the election of GTECH in the event of Executive’s Disability (as provided in Section 7(a) hereof);
               (iii) upon discharge of Executive by GTECH for Cause;
               (iv) upon discharge of Executive without Cause or upon resignation of Executive with or without Good Reason; and
               (v) upon the Retirement of Executive.
          (b) Certain Obligations of GTECH. GTECH shall give Executive not less than 60 days’ prior written notice of any intended termination of Executive’s employment by GTECH for Cause (other than for the reasons set forth in clauses (ii) and (iv) of the definition of Cause in Section 1 hereof). In the event of such a proposed termination for Cause, such notice shall specify the grounds for such termination, and GTECH shall only be entitled to terminate Executive for such Cause if Executive shall have failed to cure the grounds for such termination within said 60-day notice period and Executive shall have been afforded an opportunity to address the Board , with legal counsel, to argue against such termination. However, after giving such notice and before Executive is afforded the opportunity to address the Board, GTECH may relieve Executive of his duties on an interim basis. GTECH may immediately terminate Executive’s employment by written notice in the event of the occurrence of any of the events set forth in clauses (ii) and (iv) of the definition of Cause in Section 1 hereof. In addition, GTECH may immediately terminate Executive’s employment without Cause by written notice to Executive.
          (c) Certain Obligations of Executive. Executive shall give GTECH not less than 60 days’ prior written notice of any intended termination by Executive of Executive’s employment, including Retirement. In the event of a proposed resignation for Good Reason, such notice shall specify the grounds for such resignation, and Executive shall only be entitled to terminate his employment for Good Reason if GTECH shall have failed to correct the specified grounds within said 60-day notice period and, upon cure thereof by GTECH, such event shall no longer constitute Good Reason. Executive shall not be entitled to terminate for Good Reason unless he has given notice to GTECH of his intention to so terminate within 60 days following the occurrence of the event alleged to constitute such Good Reason. In the event of Retirement,

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Executive must have completed two years of continuous service from and after the Effective Date. Notwithstanding the foregoing, in the event that Executive has given GTECH notice of his intention to resign or retire, the Board may elect to have such resignation or Retirement become effective immediately or at such other date, not later than the effective date specified in the notice, as the Board may determine.
          (d) Resignation. Upon termination of the Term for any reason, Executive (unless otherwise requested by a majority of the independent directors of the Board) concurrently shall resign any directorships and officer or employee positions which he holds with GTECH, its subsidiaries and affiliates.
     9. Compensation, Benefits, etc. Upon, and Effects of, Termination.
          (a) Discharge for Cause and Resignation for Other than Good Reason. If the Term of Executive’s employment is terminated by reason of his discharge for Cause or resignation for other than Good Reason or Retirement, GTECH shall pay or cause to be paid to Executive or his estate, as the case may be, at the time such payment is due (i) his Base Salary accrued through the effective date of such termination at the rate in effect immediately prior to such termination; (ii) any accrued but unpaid Performance Bonus under Section 5(b) hereof for the prior fiscal year (to be paid at the same time Senior Executives receive performance bonuses for that fiscal year as set forth in Section 5(b)(i) hereof); and (iii) any other amounts to which Executive is entitled under the terms of Sections 5 and 6 hereof up to the effective date of such termination. In the event of such termination of employment for Cause or resignation for other than Good Reason or Retirement under this Section 9(a), all unvested stock options and any rights to any Shares awarded but not yet issued and transferred pursuant to Section 6(c) or (d) hereof, as they are scheduled to vest or be issued and transferred in accordance with the applicable Share award and stock option agreements, shall be forfeited by Executive and any vested stock options shall remain exercisable for a period of three (3) months after termination.
          (b) Disability, Death, Discharge Without Cause and Resignation for Good Reason. If the Term of Executive’s employment is terminated by GTECH by reason of his Disability as provided in Section 7(a) hereof, by reason of his death, by GTECH without Cause or by reason of Executive’s resignation for Good Reason, GTECH shall pay to Executive or his estate, as the case may be, the following: (i) his Base Salary accrued through the effective date of such termination at the rate in effect immediately prior to such termination; (ii) an amount equal to eighteen (18) months of Annual Cash Compensation; (iii) any accrued but unpaid Performance Bonus under Section 5(b) hereof for the prior fiscal year; (iv) a Prorated Performance Bonus, if any, payable with respect to the fiscal year of termination; and (v) any other amounts to which Executive is entitled under the terms of Sections 5 and 6 hereof up to the effective date of such termination. The payments required under this Section 9(b) shall be made by GTECH after such termination as follows: the Base Salary component of Annual Cash Compensation shall be paid in equal bi-weekly installments over eighteen (18) months, the Performance Bonus component of Annual Cash Compensation shall be paid within 14 days, and the Prorated Performance Bonus, if any, payable with respect to the fiscal year of termination shall be paid at the same time Senior Executives are paid performance bonuses for the respective fiscal year. Any such Prorated Performance Bonus shall be paid in cash, notwithstanding the

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provisions of Section 5(b)(i) hereof. In the event of Executive’s death, Executive’s estate shall have 18 months from the date of Executive’s death to exercise all vested stock options then held by Executive (or their Expiration Dates, if sooner). In the event this Agreement is terminated in accordance with this Section 9(b), Executive shall also be entitled to the benefits set out in Section 9(d) hereof.
          (c) Retirement. If this Agreement is terminated as a result of Executive’s Retirement, any vested stock options then held by Executive shall remain exercisable after Retirement until their respective Expiration Dates. If this Agreement is terminated as a result of Executive’s Retirement, Executive and his Family shall continue to be covered under or entitled to any and all medical insurance or other medical benefits that the Executive was covered under or entitled to at the time of such retirement (or provided substantially equivalent benefits or coverage) at no additional expense for a period of 5 years from such retirement (subject to the limitation that such benefits will cease in any event at the end of the month of the Executive’s 72nd birthday). If Executive retires from GTECH and his Retirement Factor is 65, 50% of any Performance Shares and Non-Performance Shares awarded but not yet issued and transferred to Executive on the date of his Retirement pursuant to Sections 5(c), 6(c) or 6(d) hereof (including such Non-Performance Shares issued in connection with Executive’s third, fourth and fifth years of employment, whether or not employment occurs during any of those years (collectively, the “Unvested Shares”) will be promptly issued and transferred to Executive whether or not the Executive has satisfied any performance or employment requirements set forth in Sections 6(c) or 6(d) hereof and the Executive’s right to 50% of the Unvested Shares awarded but not yet issued and transferred to Executive will expire as of the effective date of Retirement. If this Agreement is terminated as a result of Executive’s Retirement upon achieving a Retirement Factor of 75, (i) Executive and his Family shall continue to be covered under or entitled to any and all medical insurance or other medical benefits that the Executive was covered under or entitled to at the time of such retirement (or provided substantially equivalent benefits or coverage) at no additional expense for a period of 10 years from such retirement (subject to the limitation that such benefits will cease in any event at the end of the month of the Executive’s 72nd birthday) and (ii) 100% of any Unvested Shares awarded but not yet issued and transferred to Executive on the date of his retirement pursuant to Sections 5(c), 6(c) or 6(d) hereof will be promptly issued and transferred to Executive whether or not the Executive has satisfied any performance or employment requirements set forth in Sections 6(c) or 6(d) hereof. Retirement with a Retirement Factor between 65 and 75 will result in (i) a six-month increase in the period of continued medical coverage for each 1 Retirement Factor point increase (subject to the limitation that such benefits will cease at the end of the month of the Executive’s 72nd birthday) and (ii) a 5% increase in the number of Unvested Shares to be issued and transferred for each 1 Retirement Factor point increase (e.g., a Retirement Factor of 67 will result in continued medical coverage for a period of 6 years (subject to the limitation that such benefits will cease at the end of the month of the Executive’s 72nd birthday) and 60% of any Shares awarded but not yet issued and transferred to Executive to be promptly issued and transferred to Executive).
          (d) Effect of Termination Under Section 9(b). In the event this Agreement is terminated in accordance with Section 9(b) hereof, GTECH shall continue, for a period of eighteen (18) months following such termination, the benefits described in Sections 2, 4 and 6 of Appendix A, and shall continue the medical benefits described in Section 3 of Appendix A for

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the remainder of the Term, as if the Agreement had not been terminated, and shall continue such medical coverage for an additional period after the expiration of the Term until Executive’s 72nd birthday (the “Continued Medical Benefits”). Notwithstanding the foregoing, in the event of a termination on account of death or Disability, Executive and his Family shall continue to be covered under or entitled to any and all medical insurance or other medical benefits that the Executive was covered under or entitled to at the time of the Executive’s termination on account of death or Disability (or provided substantially equivalent benefits of coverage) at no additional expense for a period of ten years from the Executive’s termination on account of death or Disability (subject to the limitation that such benefits will cease in any event at the end of the month of the Executive’s 72nd birthday). In addition, in the event that this Agreement is terminated in accordance with Section 9(b) hereof, (i) Executive shall become fully vested in all non-qualified retirement plans, and in all benefits accrued under all other employee benefit plan (other than qualified retirement plans), (ii) any Unvested Shares awarded but not yet issued and transferred to Executive pursuant to Sections 5(c), 6(c) or 6(d) hereof on the date of his termination of employment shall be promptly issued and transferred to Executive irrespective of satisfaction of any performance or employment requirements set forth in Sections 6(c) or 6(d) hereof, (iii) any Cash-Based Awards issued in substitution of awards of Unvested Shares that have not vested as of his date of termination of employment will become fully vested, and (iv) Executive shall have eighteen (18) months from the date of the termination of his employment (or until their Expiration Dates, if sooner) to exercise any vested stock options then held by Executive. Additionally, to the extent Executive is not fully vested in all Company or GTECH qualified retirement plans, Executive shall receive a payment equal to any unvested portion of such retirement plans. Executive also shall be entitled, to the extent not inconsistent with this Agreement, to receive such additional benefits, if any, as he may be entitled to under the express terms of the applicable benefit plans (other than bonus and severance plans) of GTECH, its subsidiaries and affiliates, and to whatever medical coverage, if any, as is required to be provided by applicable law.
          (e) Reductions, Forfeitures, etc. Notwithstanding the foregoing: (i) any payments or benefits required to be paid or provided to Executive pursuant to Section 7(a) in the event of Executive’s Disability shall be reduced to the extent that comparable payments or benefits are received by Executive during such period under GTECH’s disability plan, as in effect from time to time, (ii) without limiting any other rights GTECH may have, any payments or benefits required to be paid or provided to Executive under this Agreement shall be forfeited to GTECH by Executive if Executive shall breach any of his obligations under Sections 10(b) or 11 hereof, except as may otherwise be required by applicable law, and (iii) except as otherwise provided above, the payments and benefits required by this Section 9 shall be made or provided at such times as they would have been paid or provided if Executive’s employment had not been terminated.
          (f) Full Settlement. In the event of the termination of Executive’s employment, the payments and other benefits provided for by this Agreement (and as otherwise provided under the express terms of any compensation or benefit plans of GTECH, its subsidiaries or affiliates, to the extent not inconsistent with this Agreement, or as may otherwise be required by applicable law) shall constitute the entire obligation of GTECH, its subsidiaries and affiliates to Executive for compensation and benefits and shall also constitute full and

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complete settlement of any claim under law or in equity that Executive might otherwise assert against GTECH, its subsidiaries or affiliates, for compensation and benefits. Executive has no duty to mitigate respecting other employment after the termination of this Agreement and shall be entitled to receive the amounts described in this Section 9 irrespective of whether Executive obtains other employment immediately following such termination. The benefits payable to Executive under this Section 9 shall be paid notwithstanding that Executive may be rendering consulting services to GTECH following expiration of the Term as provided in Section 18 hereof.
          (g) Release. The receipt of the benefits described in Section 5(c) or Section 9 hereof shall be conditioned upon the execution and non-revocation by Executive of GTECH’s standard general release of claims and covenant not to sue for Senior Executives located in the United States.
     10. Certain Obligations of Executive.
     Executive further covenants for the benefit of GTECH as follows and expressly agrees that the provisions of Sections 10 and 11 are material obligations to GTECH and the breach of those provisions will constitute material breaches of this Agreement. As used in Sections 10 and 11, the term “GTECH” shall include Lottomatica S.p.A., GTECH Holdings Corporation, GTECH Corporation and their subsidiaries and affiliates.
          (a) Assistance in Litigation. During the Term, and for a period of three years thereafter subject to reasonable accommodation of Executive’s then business schedule, Executive, upon reasonable notice, shall furnish such information and proper assistance to GTECH as may reasonably be required in connection with any litigation in which GTECH is, or may become, a party or in connection with any investigation or review by any governmental agency to which GTECH is, or may become, a subject. GTECH shall compensate Executive at a reasonable hourly rate, plus reimburse all expenses incurred consistent with GTECH policy, for any such assistance provided by Executive after the Term.
          (b) Confidential Information. Executive shall not knowingly use for his own benefit or disclose or reveal to any person, during or after the Term, any trade secret or other confidential information relating to GTECH, including any customer lists, customer needs, price and performance information, processes, specifications, hardware, software, firmware, programs, devices, supply sources and characteristics, business opportunities, marketing, promotional, pricing and financing techniques, and other information relating to GTECH; provided that such restriction on confidential information shall not apply to information which is (i) proven to be generally available in the industry, (ii) disclosed in published literature, or (iii) obtained by Executive after the Term from a third party without binder of secrecy. Executive agrees that, except as otherwise agreed by GTECH, he will return to GTECH, promptly upon the request of the Chief Executive Officer of GTECH or any senior executive officer designated by the Chief Executive Officer of GTECH, any physical embodiment of such confidential information. In the event Executive is requested by any legal process to disclose Confidential Information, Executive shall immediately inform GTECH and shall permit GTECH an opportunity to oppose such process, it being understood that Executive’s compliance with legal process, after

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GTECH’s reasonable opportunity to oppose such process, does not constitute a violation of this Section 10(b).
          (c) Proprietary Creations. All rights, title and interest in and to any ideas, inventions, technology, processes, know-how, works, hardware, software, firmware, programs, devices, trade secrets, trade names, trademarks or service marks, which Executive may conceive, create, organize, prepare or produce during the period of his employment with GTECH and which relate to the business of GTECH, and all rights, title and interest in and to any patents, patent applications, copyright registrations and copyright applications resulting therefrom, shall be owned by GTECH, and Executive agrees to execute instruments or documents, to provide evidence and testimony, and to otherwise assist GTECH in establishing, enforcing and maintaining such rights, title and interest of GTECH during and after the Term.
          (d) Authorization. Executive does hereby irrevocably constitute, authorize, empower and appoint GTECH, or any of its officers, such Executive’s true and lawful attorney (with full power of substitution and delegation) in Executive’s name, and in Executive’s place and stead, or in GTECH’s name, to take and do such action, and to make, sign, execute, acknowledge and deliver any and all instruments or documents which GTECH, from time to time, may deem desirable or necessary to vest in GTECH, its successors and assigns, any of the rights, title or interest granted pursuant to Section 10(c) above for the use and benefit of GTECH, its successors and assigns.
     11. Non-Competition.
          (a) During the Term and for eighteen (18) months following termination of Executive’s employment (irrespective of the reason for such termination), Executive shall not engage or propose to engage, directly or indirectly (which includes owning, managing, operating, controlling, being employed by, acting as a consultant to, giving financial assistance to, participating in or being connected in any material way with any business or person so engaged) in any Company Business anywhere in the world, including without limitation in any business which competes or proposes to compete with any Company Business anywhere in the world; provided, that Executive’s ownership as a passive investor of less than one percent of the issued and outstanding stock or equity, or $100,000 principal amount of any debt securities, of any corporation, partnership or other entity so engaged shall not by itself be deemed to constitute such engagement by Executive. As used herein, the term “Company Business” shall mean (i) the manufacturing, distribution, and sale of lottery or gaming machines or (ii) any other business engaged in by GTECH or any of its subsidiaries or affiliates, including the Company, during the Term, provided, that such term shall not include any business that is (a) principally engaged in the provision of non-gaming or non-gaming-related transaction processing services or (b) engaged in the business of non-gaming or non-gaming-related transaction processing services and not principally engaged in any business competitive with any other business described in clauses (i) or (ii) above.
          (b) Further, for a period of eighteen (18) months following termination of Executive’s employment (irrespective of the reason for such termination), Executive shall not (i) disturb or interfere with any business relationship between GTECH and any of its customers, suppliers or other business associates, or (ii) solicit or cause to be solicited any officer, employee

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or customer of GTECH to terminate such person’s relationship with GTECH or to take other action which is materially injurious to GTECH.
     12. Tax Withholding.
     GTECH may withhold from any benefits payable under this agreement all Federal, State, City, or other taxes as shall be required pursuant to any law or governmental regulations or ruling.
     13. Effect of Prior Agreements.
     This Agreement, including the Appendices hereto, contains the entire understanding between the parties hereto or between Executive and GTECH, with respect, to the matters covered herein and supersedes any prior agreement, condition, practice, custom, usage and obligation with respect to such matters insofar as any such prior agreement, condition, practice, custom, usage or obligation might have given rise to any enforceable right. Without limiting the generality of the foregoing, each of the offer letters between GTECH and Executive, the Severance Agreement dated as of May 27, 1998, the Change of Control Agreement dated as of October 13, 1998 and the Restrictive Agreement dated as of May 26, 1998 (collectively, the “Prior Agreements”) is superseded in its entirety by this Agreement from and after the Effective Date.
     14. General Provisions.
          (a) Certain Representations and Warranties of Executive. Executive represents to GTECH that (i) the execution and performance of this Agreement by Executive and his employment hereunder does not and will not constitute a breach of or violate any contract, agreement, obligation or understanding, oral or written, or order of any court or governmental authority to which he is a party or by which he is bound; (ii) the employment and other personal background information provided by Executive to GTECH is true and correct in all material respects; (iii) to the best of Executive’s knowledge, there is no factor relating to him or his Family not previously disclosed in writing to GTECH which could reasonably be expected, if he were a senior executive officer or director of GTECH, to disqualify GTECH or its subsidiaries or affiliates from, or materially jeopardize their chances of, obtaining lottery contracts or other contracts in, or any licenses or governmental permits for, the businesses in which they are engaged or propose to engage; and (iv) Executive has been represented by counsel selected by Executive or has had adequate opportunity to select such counsel, in connection with the execution and delivery of this Agreement.
          (b) Representations and Agreements. Executive represents and agrees that: (a) (i) the offer and sale of Shares and stock options therefor pursuant hereto have not been and will not be registered under the Securities Act, and it is the intention of the parties hereto that the offer and sale of such securities be exempt from registration under the Securities Act and the rules and regulations promulgated thereunder; (ii) the reliance of the Company on such exemption is predicated upon such Executive’s representations and agreements set forth herein; (iii) the Shares and stock options therefor (and any part thereof or participation or interest therein) being acquired pursuant hereto cannot be sold, transferred, assigned, exchanged,

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pledged, encumbered or otherwise disposed of (including, without limitation, in connection with any hedging activities) unless they are registered under the Securities Act or an exemption from registration (including Regulation S under the Securities Act) is available, and the Company has no obligation to so register any such Shares or stock options; (iv) the purchase of Shares and stock options therefor pursuant hereto does not entitle Executive to participate in any other equity program of the Company, whether now existing or hereafter established; (v) Executive is not purchasing Shares or stock options therefor as a result of any general solicitation or general advertising; and (vi) the Company is relying on the representations and agreements contained herein in engaging in the offer and sale of the Shares and stock options therefor, would not engage in such transactions in the absence of the representations and agreements contained herein and any obligation of the Company herein to offer or sell Shares or stock options therefor is conditioned upon the accuracy of such representations; (b) Executive is acquiring the Shares and stock options therefor being acquired pursuant hereto for investment for Executive’s own account and not with a view to the distribution thereof, and Executive does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer, assign, exchange, pledge, encumber or otherwise dispose of (including, without limitation, in connection with any hedging activities) any of the Shares or stock options therefor (or any part thereof or participation or interest therein) to such person or to any third person; (c) Executive will not directly or indirectly, sell, transfer, assign, exchange, pledge, encumber or otherwise dispose of (including, without limitation, in connection with any hedging activities) any Shares or stock options therefor (or any part thereof or participation or interest therein) being acquired pursuant hereto except in accordance with this Agreement and applicable law and Executive will not effect any sale, transfer, assignment, exchange, pledge, encumbrance or disposition of any Shares other than on the Milan Stock Exchange or in compliance with any applicable exemption available under the Securities Act; (d) Executive has, or Executive together with Executive’s advisers, if any, have, such knowledge and experience in financial and business matters that Executive is, or Executive together with Executive’s advisers, if any, are, and will be capable of evaluating the merits and risks relating to Executive’s purchase of Shares and stock options therefor pursuant hereto; (e) Executive has been given the opportunity to obtain information and documents relating to the Company and to ask questions of and receive answers from representatives of the Company concerning the Company and Executive’s investment in the Shares and stock options therefor; (f) Executive’s decision to invest in the Company has been based upon independent investigations made by Executive and Executive’s advisers, if any; (g) Executive is able to bear the economic risk of a total loss of Executive’s investment in the Company; (h) Executive has adequate means of providing for Executive’s current needs and foreseeable personal contingencies and has no need for Executive’s investment in the Shares or stock options therefor to be liquid; (i) Executive is an “accredited investor” within the meaning of either Rule 501(a)(5) or (a)(6) promulgated under the Securities Act; (j) this Agreement has been duly executed and delivered by Executive, and constitutes a legal, valid and binding obligation of Executive, enforceable in accordance with its terms, subject to limitations in bankruptcy and to other equitable limitations; and (k) Executive will promptly advise the Company if any of the foregoing representations cease to be true during the term hereof. The Company agrees that the offer and sale of Shares by Executive on the Milan Stock Exchange shall be considered an “offshore transaction” for purposes of Rule 904(a)(1) promulgated under the Securities Act (as such rule is in effect as of the date hereof).

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          (c) Non-Assignability and Inurement. Neither this Agreement nor any rights or interest hereunder shall be assignable by Executive, his beneficiaries, or legal representatives without GTECH’s prior written consent (it being understood that all payments to which Executive is entitled hereunder shall inure to the benefit of his estate or legal heirs).
          (d) Binding Agreement. This Agreement shall be binding upon, and accrue to the benefit of, Executive, GTECH and the Company and their respective heirs, executors, administrators, successors and permitted assigns, including, in the case of GTECH or the Company, any person or entity acquiring all or substantially all of GTECH’s or the Company’s assets.
          (e) Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
          (f) Remedies. Executive acknowledges and agrees that the possible restrictions on his activities which may occur as a result of his performance of his obligations under Sections 10 and 11 hereof are required for the reasonable protection of GTECH, its subsidiaries and affiliates, and Executive expressly acknowledges and agrees that such restrictions are fair and reasonable for that purpose. Executive further expressly acknowledges and agrees that damages alone will be an inadequate remedy for any breach or violation by him of this Agreement and that GTECH, its subsidiaries and affiliates, in addition to all other remedies at law or in equity, shall be entitled as a matter of right to injunctive relief, including specific performance, with respect to any such breach or violation, in any state or federal court in Rhode Island, which courts shall have exclusive jurisdiction with respect to any such action. If any of the provisions of such Sections are held to be in any respect an unreasonable or unlawful restriction upon Executive, then they shall be deemed to extend only over the maximum period of time, geographic area, and/or range of activities as to which they may be enforceable.
          (g) Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.
          (h) Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect.
          (i) Notices. For the purposes of this Agreement, notice and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or mailed by United States certified or registered express mail, return receipt requested, postage prepaid, if to Executive, addressed to the address set forth on the signature page of this Agreement, if to GTECH or to the Company, addressed to Lottomatica S.p.A., Viale del Campo Boario n.56/D, 00153 Rome, Italy and directed to the attention of the Chief Executive Officer of the Company, or to such other address as either party may have furnished to the others in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

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          (j) Counterparts. This Agreement may be executed by facsimile and in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
          (k) Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.
          (l) Headings. The headings of Sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
          (m) Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In the event of any dispute hereunder, the prevailing party shall be entitled to recover all costs, including reasonable attorneys’ fees, incurred in adjudicating such dispute. The parties submit to the sole and exclusive jurisdiction and venue of the state and federal courts located in Rhode Island and waive any and all objections to such jurisdiction or venue.
          (n) Joint and Several Liability. Notwithstanding any other provision of this Agreement, each of the Company and GTECH, and their successors and assigns, shall be jointly and severally liable for all obligations of any of them to Executive hereunder. In the event that a substantial portion of the assets of the Company or GTECH are transferred to any other direct or indirect subsidiary or other affiliate of the Company or GTECH, whether in one transaction or a series of transactions, the Company or GTECH, as applicable, shall cause (prior to or concurrently with each transfer) the transferee to become a signatory to this Agreement and to become jointly and severally liable for all obligations or any of them to Executive hereunder.
          (o) Conflicts. To the extent there is any conflict between the terms of this Agreement and (i) any stock option agreement or Share award agreement respecting acceleration, vesting or exercisability of stock options or Shares during Executive’s employment or thereafter or (ii) any other agreement, plan or document to which Executive and GTECH are parties or that governs any benefits received by Executive, the provisions of this Agreement or those such agreements, plans or documents that are more beneficial to Executive shall prevail and supersede any conflicting provisions.
          (p) References to Plans. Any reference in this Agreement to a specific employee benefit plan, program or arrangement maintained by GTECH shall be deemed to be a reference to such plan, program or arrangement, as it may be amended from time to time, and to any successor thereto. Nothing contained herein shall be interpreted as requiring GTECH to keep any plan, program or arrangement in effect.

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          (q) Disposition of Shares or Exercise of Stock Options. Subject to applicable securities laws, any regulations of the Company or GTECH, any provisions of this Agreement, or any provisions of a Long Term Incentive Plan or other relevant equity plan or award, Executive shall be required to give at least three (3) business days prior written notice to the Chief Executive Officer of the Company of his intention to sell any Shares or to exercise any stock options, but shall have no other restrictions on his ability to acquire or sell any Shares or to exercise any stock options.
     15. Equity Investment. Executive agrees to invest an amount, not to exceed $1 million, from his net after-tax proceeds (as mutually agreed to by Executive and the Company) and to be determined by Executive no later than thirty (30) days after the Effective Date, received by Executive as a result of the Merger in exchange for the sale of common stock of GTECH Holdings and the cashing-out of stock options held by Executive (the “Roll-Over Amount”), in Shares (the “Rights Shares”). The purchase price per Rights Share shall be equal to the price per Share of the public rights offering undertaken by the Company to finance the Merger (the “Rights Shares Purchase Price”). The Rights Shares shall be held by Executive in a personal brokerage account, and shall have full voting rights, and Executive shall be entitled to receive any dividends on the Rights Shares on a current basis.
     16. Section 409A. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code, and this Agreement shall be construed and applied in a manner consistent with this intent. In the event that the benefits or payments under this Agreement are determined by GTECH to be in the nature of nonqualified deferred compensation payments, GTECH and Executive hereby agree to take such actions and to make such changes to the benefits or payments hereunder as may be mutually agreed between the parties to ensure that such benefits or payments comply with the applicable provisions of Section 409A of the Code and the official guidance issued thereunder, provided that in the event of any such change to the benefits or payments hereunder, the value or types of payments or benefits under this Agreement shall be appropriately adjusted so that the aggregate present value of the payments and benefits hereunder after such change are economically equivalent to the aggregate present value that existed prior to such change.
     17. Consummation of Merger. Notwithstanding anything else in this Agreement to the contrary, no provision of this Agreement shall be effective until following the consummation of the Merger. In the event that the Merger is cancelled prior to its consummation, this Agreement shall be deemed null and void and each of the Prior Agreements is reinstated in its entirety.
     18. Consulting Arrangement. If Executive elects to terminate his employment hereunder through Retirement on the second anniversary of the Effective Date, GTECH and Executive shall enter into a consulting agreement, in the form attached hereto as Appendix B, which provides for the provision by Executive of exclusive consulting services to GTECH and the Company with respect to the lottery management business for five years after termination of employment at an annual fee of $390,000. If Executive elects to extend his employment beyond the second anniversary of the Effective Date as provided hereunder, the term of such consulting agreement and the fee thereunder shall be correspondingly reduced. If Executive’s employment

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is terminated under Section 9(b) hereof, prior to the second anniversary of the Effective Date, GTECH shall pay Executive, in addition to any other amounts due hereunder, an amount equal to $1,950,000 less the annual discount rate then in use by GTECH for calculating present value of similar financial obligations.
(Signatures on Next Page)

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     IN WITNESS WHEREOF, Lottomatica S.p.A. and GTECH Corporation have caused this Agreement to be executed by their duly authorized officers, and Executive has signed this Agreement, all as of the day and year first above written.

LOTTOMATICA S.p.A.

Attest:	By:

Name:

Title:

GTECH CORPORATION

By:

Name:

Title:

DONALD R. SWEITZER

Witness:

Address: 250 Major Potter Road
Warwick, RI 02886

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APPENDIX A
Summary of Certain Benefits and Arrangements
     1. Vacation. Executive shall be entitled to a paid vacation of four weeks per year provided that if Executive is eligible for “Retirement” as defined in Section 1, Executive shall be entitled to a paid vacation of five weeks per year.
     2. Life Insurance. Executive shall receive life insurance coverage in accordance with GTECH’s policy in a manner comparable to Senior Executives.
     3. Medical. During the Term, the cost of Executive’s annual physical examination shall be borne by GTECH. In addition, GTECH shall provide Executive and his Family with medical insurance in a manner comparable to Senior Executives as may be modified from time to time and on the following additional terms:
          (a) Such medical insurance shall be provided to Executive and his Family during the Term and such medical insurance shall continue to be provided to Executive and his Family after the expiration of the Term to the extent expressly provided in Sections 5(c), 9(c) and 9(d).
          (b) Executive may participate at his own cost in GTECH’s retirement health plan provided he satisfies the eligibility requirements of such plan and that such plan continues to be made available by GTECH.
          (c) Notwithstanding the foregoing, GTECH shall not be obliged to continue medical insurance for Executive after expiration of the Term (except to the extent expressly provided in Section 9(d)) if and, to the extent Executive qualifies for medical insurance benefits with Family coverage from a successor employer,
     4. Annual Executive Perquisite Compensation Contribution. GTECH shall make a $70,000 annual contribution to Executive for each year of the Term, payable annually no later than January 15 of the following year.
     5. 401(k) Plan. Executive shall be entitled to participate in GTECH’s 401(k) or similar retirement plan in a manner similar to other Senior Executives.
     6. Executive Tax Preparation. Executive shall be entitled to tax preparation and financial planning services, at GTECH’s expense, up to a maximum annual expense of $5,000.00.
     7. Language Training. If determined by the Chief Executive Officer of GTECH to be necessary for performance of Executive’s responsibilities hereunder, GTECH shall provide Executive with Italian language training.

APPENDIX B
Consulting Agreement

APPENDIX B
GOVERNMENT RELATIONS SERVICES AGREEMENT
     This GOVERNMENT RELATIONS SERVICES AGREEMENT (the “Agreement”) is entered into and is effective as of the ___day of ___, 1 2008 (the “Effective Date”) by and between DONALD R. SWEITZER (hereinafter referred to as the “Consultant”) and GTECH Corporation, a Delaware corporation (hereinafter referred to as “GTECH”).
IN CONSIDERATION OF THE MUTUAL PROMISES SET FORTH HEREINBELOW, GTECH AND CONSULTANT HEREBY AGREE AS FOLLOWS:
1. Retention of Consultant.
1.1 GTECH hereby retains Consultant, and Consultant hereby accepts such retainer, to provide at GTECH’s request the government relations consulting services as specified in Section 2 below (the “Services”) to GTECH and its direct and indirect subsidiaries (collectively, “”GTECH”) with respect to the United States Federal and State Governments, and such other governmental entitles as GTECH and Consultant may mutually agree upon from time to time in writing (each a “Territory” and collectively, the Territories”), including all subdivisions thereof, as and when requested or directed by GTECH through one of the following GTECH representatives: Chief Executive Officer, Senior Vice President – Global Business Development and Public Affairs, or their designee (each of the foregoing, an “Authorized Representative,” provided that any Authorized Representative may advise Consultant in writing from time to time of changes, additions or deletions to the list of said Authorized Representatives). Consultant agrees that the Services shall be performed personally.
2.  Scope of Services.
     The Services to be provided by Consultant hereunder shall include, but not be limited to, the following:
     (a) identifying, monitoring and in a timely manner reviewing with, and forwarding documentation where appropriate to, GTECH and otherwise keeping GTECH apprised of (i) all legislation, rules and regulations introduced in or enacted by any relevant governmental entity in the Territory or effecting the Territory and (ii) any other governmental action and developments in the Territory (including hearings and proposed legislative or regulatory changes), which actually or potentially relate to or affect the lottery industry (including Keno) or any other gaming industry, in the Territory, and any and all matters which pertain to GTECH’s interest in the Territory;

1	The Effective Date will be the date of termination of Consultant’s employment agreement.

     (b) assisting in developing a comprehensive strategy to enable GTECH to achieve its government relations goals and assisting in the implementation of such strategy;
     (c) keeping GTECH advised of the substance, procedures and other requirements of all laws, rules and regulations applicable to the lobbying and other relationships, services and actions of the parties contemplated by this Agreement, including but not limited to all laws, rules and regulations applicable to political, charitable or other contributions recommended by Consultant, and timely notifying GTECH of, and rendering proper assistance to GTECH in order to accomplish, all filings and other actions required of GTECH or Consultant in order to assure that the actions of the parties under or in connection with this Agreement comply with said laws, rules, and regulations;
     (d) providing advice and counsel to GTECH respecting the lottery industry or other gaming industry, the conduct of its business affairs in the Territory and any and all matters pertaining to GTECH’s interest in the Territory;
     (e) other tasks and services normally performed by governmental relations consultants or lobbyists; and
     (f) providing all services and assistance necessary and appropriate to perform effectively the foregoing duties.
3.   Compensation.
3.1 As compensation for the performance by Consultant of the Services, GTECH shall pay Consultant a monthly fee of Thirty Two Thousand Five Hundred ($32,500.00) for each calendar month during the Term of this Agreement, and pro rate for any partial calendar month. Payment under this Section 3.1 shall be made to Consultant not later than the last day of each such calendar month.
3.2 No commission, brokerage, percentage, contingent fee, or other compensation of any kind whatsoever shall be paid to Consultant for the Services outlined in this Agreement.
4.   Expenses.
4.1 GTECH agrees to reimburse Consultant for all reasonable and necessary charges and expenses paid or incurred by Consultant in connection with Consultant’s performance of the Services (collectively, the “Expenses”), including, but not limited to reasonable travel, food, and lodging expenses incurred by Consultant exclusively in connection with Services provided to GTECH hereunder; provided however that (i) reimbursement of Expenses shall be made only upon submission to GTECH of receipts or vouchers verifying disbursements or amounts payable in sufficient detail to identify the nature, amount and business purpose for each Expense paid or incurred, (ii) GTECH shall under no circumstances be required to reimburse Consultant in whole or in part for charges or expenses that constitute part of Consultant’s general cost of conducting business, including, without limitation, any rents, salaries or subcontractor fees or expenses incurred by Consultant; and (iii) GTECH shall not be required to reimburse Consultant for Expenses unless such Expenses shall have been approved in advance by an Authorized Representative, and then only to the extent so approved.
5. No Press Releases or Communications.
     Consultant shall not issue any written or oral statement or other written or oral communication to any press or other media representative with regard to GTECH, the services provided by Consultant on behalf of GTECH, the on-line lottery industry or the electronic delivery of governmental benefits, or related activities, unless such communication is specifically approved in advance by an Authorized Representative.
6. Compliance with Policies and Procedures; Related Matters.
     Consultant shall at all times fully comply with the GTECH Holdings Corporation “Policies and Procedures – Government Relations,” a copy of which is attached hereto as Exhibit A and “Conflict of Interest and Ethical Conduct Policy, “ a copy of which is attached hereto as Exhibit B, which exhibits are made a part of this Agreement, and any subsequent modifications thereto of which Consultant is notified. Consultant shall upon execution of this Agreement deliver to GTECH a completed Certification in the form of Exhibit C attached hereto. Consultant agrees that he shall not make any political contributions on GTECH’s behalf without the prior specific written authorization by an Authorized Representative.
7. Term.
     Subject to earlier termination in accordance with Section 8 below, the term of this Agreement shall commence on the Effective Date and shall continue for five (5) years, to expire on                      , 2013.
8. Termination.
     (a) GTECH may terminate this Agreement immediately at any time in the event of the occurrence of any of the following: (i) conviction of Consultant of a felony or of any crime that constitutes a felony or is a gaming or gambling-related offense; (ii) any grossly negligent and/or willful failure by Consultant to substantially perform the Services; or (iii) material breach by Consultant of any of the terms of this Agreement. A termination under this Section 8(a) shall be effective upon the provision of written notice thereof.
     (b) GTECH may terminate this Agreement for any reason other than a reason set out in Section 8(a) hereof by providing Consultant not less than sixty (60) days prior written notice of such termination. In the event of a termination of this Agreement by GTECH under this Section 8(b), GTECH shall pay to Consultant, on the effective date of termination of this Agreement, a lump sum amount equal to the discounted present value of the aggregate monthly fees that would have been paid to Consultant under Section 3.1 hereof from the effective date of termination of this Agreement through ___, 2013, utilizing an annual discount rate then in use by GTECH for calculating the present value of similar financial obligations.

     (c) Consultant may terminate this Agreement for any reason at any time by providing GTECH not less than sixty (60) days prior written notice of such termination.
9.  Confidentiality.
     Consultant acknowledges a duty of confidentiality owed to GTECH and its affiliates. Except as may be specifically authorized in advance by GTECH in writing, Consultant shall not at any time during or after the term of this Agreement, retain in writing, use, divulge, furnish or make accessible to anyone, or use for his own benefit or for the benefit of others, any information in any form obtained or received by him under or in connection with this Agreement, relating to GTECH or its subsidiaries or to its or their actual or proposed technology, products, services, customers, markets, plans and strategies or business, generally, except information which through no fault of Consultant becomes generally known in the lottery, gaming or electronic benefits transfer industries, information received by Consultant in good faith from a third party having a prior right to make such disclosure and information already known to Consultant at the time of its disclosure by GTECH (such information is hereinafter referred to as “Confidential Information”). Consultant acknowledges and agrees that all Confidential Information is and shall remain the exclusive and valuable property of GTECH and that Consultant shall not gain any interest in Confidential Information by reason of this Agreement. Upon termination of this Agreement, or upon earlier request by GTECH, Consultant shall return to GTECH any and all tangible records containing Confidential Information. The terms of this Section 9 shall survive and remain in effect for ten (10) years after the termination of this Agreement.
10. Noncompetition.
     For so long as Consultant is retained hereunder, Consultant shall not, directly or indirectly or alone or in conjunction with others: (i) become engaged in, associate in any capacity with, provide services to (including but not limited to services which are in any way similar to the Services) or acquire any financial interest in any entity which is engaged in the lottery management business or gaming technology business (excluding casino operations); or (ii) engage in or participate in any effort to disturb any business relationship between GTECH and its employees, suppliers, distributors, dealers, customers and other business associates.
11. Representations and Warranties.
     (a) Consultant hereby represents and warrants as follows:
     (i) Consultant has not been convicted of a felony or other crime involving gambling, fraud, deceit, theft, or dishonesty.
     (ii) Consultant will comply, at all times, with all applicable laws in connection with activities related to this Agreement, including but not limited to (a) rules and regulations with respect to lobbying and gifts, and (ii) all applicable lobbyist registration and reporting requirements (and provide GTECH with copies of all such GTECH-related registrations, reports and other filings) and advising GTECH of any activity which may require GTECH to register as a lobbyist, principal or employer.

     (iii) No part of the compensation or any other amount Consultant may receive hereunder, nor any other funds or things of value, have been or will be offered, paid or promised, nor will Consultant authorize any such offer, payment or promise, directly or indirectly, to any person who is an official, member, employee or agent of any Government for the purpose of inducing such person to (i) use his influence with the Government or (ii) fail to perform his official functions, in either case to assist GTECH or Consultant in obtaining or retaining business for or with, or directing business to, any person or influencing legislation or regulations in the Territory.
12. Status of Parties.
     Consultant and GTECH acknowledge that nothing in this Agreement shall create the relationship of employer and employee, partnership, principal and agent, or joint venture between GTECH and Consultant. Consultant shall be an independent contractor of GTECH, and shall not have the authority to bind GTECH, nor will Consultant represent to any person that he has such authority.
13. Miscellaneous.
     (a) The validity, interpretation and enforcement of this Agreement shall be governed by the laws of the State of Rhode Island.
     (b) This Agreement represents the entire agreement and understanding of the parties with respect to the subject matter hereof, and supercedes any prior agreements and understandings of the parties in respect thereto.
     (c) In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the enforceability of any other provisions of this Agreement. If any one or more of this provisions contained herein shall for any reason be held to be excessively broad as to duration, scope, activity, or subject, it shall be construed to the extent compatible with the applicable law as it shall then appear.
     (d) This Agreement shall not be modified except in writing signed by both parties hereto.
     (e) No waiver of any provisions of this Agreement shall be effective unless agreed to in writing by the party against whom such waiver is sought to be enforced. Waiver of any default or breach hereunder shall not constitute a waiver of any other default or breach whether similar or otherwise.
     (f) This Agreement shall be binding upon and accrue to the benefit of GTECH, its legal representatives and assigns, and upon Consultant, and his legal representatives and assigns.
     (g) This Agreement shall not be assignable by GTECH, in whole or in part, other than to any subsidiary of GTECH thereof or to any successor to any portion of GTECH’s business relating to this Agreement. Consultant shall not assign, subcontract or otherwise transfer his rights, obligations or interests in or under this Agreement, in whole or in part.

     (h) Any notice required or permitted to be given by one party to the other under this Agreement shall be in writing and shall be (i) delivered in person, obtaining a signed receipt; or (ii) sent by private express delivery service, obtaining a signed receipt, or (iii) sent by certified mail, return receipt requested, in any case to such address either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt. Notices delivered in person shall be deemed given when delivered, notices sent by private express delivery services shall be deemed given the next business day after sending, and notices sent by certified mail shall be deemed given seven (7) days after sending.
     IN WITNESS WHEREOF, the parties have duly executed this Agreement as a sealed instrument as of the date first above written.

CONSULTANT

GTECH CORPORATION

By:
Name:
Title: